Exhibit 8.1
[LETTERHEAD OF SHEARMAN & STERLING LLP]
June 29, 2007
Crum & Forster Holdings Corp.
305 Madison Avenue
Morristown, New Jersey 07962
Crum & Forster Holdings Corp.
Ladies and Gentlemen:
We are acting as counsel to Crum & Forster Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), by the Company of up to $330,000,000 aggregate principal amount of its Registered 7 3/4% Senior Notes due 2017 (the “Registered Notes”) in exchange for its outstanding 7 3/4% Senior Notes due 2017 issued on May 7, 2007. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.
Based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” constitutes an accurate summary of the material United States federal income tax consequences of the exchange offer and the ownership of the Registered Notes under currently applicable law. We hereby adopt such discussion as our opinion.
Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP
L.E.C.